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NEURALSTEM ALS TRIAL PRINCIPAL INVESTIGATOR, DR EVA FELDMAN,

PRESENTED PHASE I DATA AT THE NEURO DIABETES MEDICAL SYMPOSIUM IN

ROMANIA

Data Shows, Early Stem Cell Transplantation Could Slow Progression Or Even Improve
Patient’s Condition in Some Forms of ALS

ROCKVILLE, Md., May 20, 2013 -- Neuralstem, Inc. (NYSE MKT: CUR) today reported that Eva Feldman, MD, PhD, principal investigator, presented updated Phase I data from its spinal cord-derived human neural stem cell (NSI-566) trial in the treatment of amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease) at the neuro diabetes special medical symposium in Bucharest, Romania, on Friday. In a talk called “Recent Therapeutic Advances in Stem Cell Therapy,” Dr. Feldman outlined the design of the trial, which started with unilateral lumbar injections in non-ambulatory patients, and eventually progressed to bilateral lumbar injections, combined with unilateral cervical spinal injections, in ambulatory patients. She presented detailed data on all 15 patients and 18 procedures in the trial (three patients received additional transplants), including the clinically validated Amyotrophic Lateral Sclerosis Functional Rating Scale (ALSFRS) ratings. The ALSFRS is a scale used to assess disability in ALS patients.

Dr. Feldman reported that six study patients have a stable, very slowly progressing or improved disease course at more than 700-to-approximately-850 days post-surgery. Furthermore, she stated that these patients all share two common clinical characteristics: They had no bulbar features of ALS, a form of the disease that destroys motor neurons in the corticobulbar area of the brainstem in the early stages and typically progresses faster than the limb-onset ALS. Additionally, these patients all received stem cell transplantation early in the course of their disease (at an average of 2 years, 1 month after symptom-onset). Two of the patients showing stabilization or improvement were among the three to receive transplants in both the lumbar and cervical regions.

Of the 9 remaining patients in the trial, three subjects had a long disease course (5.6, 11.6 and 12.7 years of known disease), at the time of their transplantation, likely representing atypical ALS, and have had little change in the trajectory of their disease. Finally, Dr. Feldman reported, six of the trial patients died of their disease, 7-to-30 months after surgery. Two of these patients had features of bulbar ALS at the time of their transplantation.

“Collectively, these preliminary results suggest that intraspinal stem cell transplantation of ALS subjects, with no bulbar symptoms, early in the course of their disease, could slow disease progression and even allow for functional improvement,” Dr. Feldman concluded. Dr. Feldman is also Director of the A. Alfred Taubman Medical Research Institute and Director of Research of the ALS Clinic at the University of Michigan Health System and an unpaid consultant to Neuralstem.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem completed an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease, in February 2013, and has received FDA approval to begin Phase II. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury, ischemic stroke and glioblastoma (brain cancer). The company received approval to commence a Phase I safety trial in chronic spinal cord injury in January 2013.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company is in the last cohort of a Phase Ib safety trial evaluating NSI-189, its first neurogenic small molecule compound, for the treatment of major depressive disorder (MDD). Additional indications could include traumatic brain injury (TBI), Alzheimer's disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the period ended March 30, 2013.

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